Exhibit 10.22

ELANCO ANIMAL HEALTH INCORPORATED
NONQUALIFIED STOCK OPTION AWARD AGREEMENT

This Nonqualified Stock Option is granted on _______ __, 2024 (“Grant Date”) by Elanco Animal Health Incorporated, an Indiana corporation (“Elanco” or the “Company”), to the Eligible Individual who has received this Nonqualified Stock Option Award Agreement (the “Grantee”).

Number of Shares: Log into UBS account at
https://onlineservices.ubs.com/wma/epas/resources

Grantee:

Exercise Price: $__.__ per Share

Vesting Date(s): 33% on March 1, 2025
33% on March 1, 2026
34% on March 1, 2027

(except as otherwise provided in this
Nonqualified Stock Option Award Agreement)

Option Termination Date: ________ __, 2034

Table of Contents

Section 1. Grant of Nonqualified Stock Option
Section 2. Vesting
Section 3. Option Exercise Period
Section 4. Change in Control
Section 5. Exercise of Option
Section 6. Rights of the Grantee
Section 7. Prohibition Against Transfer
Section 8. Responsibility for Taxes
Section 9. Nature of Grant
Section 10. Data Privacy
Section 11. Additional Terms and Conditions
Section 12. Miscellaneous Provisions
Section 13. Governing Law and Venue
Section 14. Option Subject to Acknowledgement of Acceptance
Appendix

Section 1. Grant of Nonqualified Stock Option
Elanco, an Indiana corporation (“Elanco” or the “Company”), has granted to the Eligible Individual who has received this Nonqualified Stock Option Award Agreement (the “Grantee”) an award of stock options (the “Option” or the “Award”) with respect to the number of shares of Elanco Common Stock (the “Shares”) and the option price per Share (the “Option Price”) set forth on the first page of this document pursuant to and subject to the terms and conditions set forth in the Amended and Restated 2018 Elanco Animal Health Incorporated Stock Plan (the “Plan”) and to the terms and conditions set forth in this Nonqualified Stock Option Award Agreement, including any appendices, exhibits and addenda hereto (the “Award Agreement”). Unless otherwise stated in the Plan where the terms in this Award Agreement may govern, in the event of any conflict between the terms of the Plan and this Award Agreement the terms of the Plan shall otherwise govern.
Any capitalized terms used but not defined in this Award Agreement shall have the meanings set forth in the Plan.

Section 2. Vesting
a.The Award shall vest as to all or a portion of the Award at the close of business in Greenfield, Indiana, U.S.A. on the earliest of the following dates (each, a “Vesting Date”):
i.the scheduled Vesting Date(s) set forth on the first page of this document;
ii.the date of the Grantee’s Service termination due to the Grantee’s death; or
iii.the date of the Grantee’s Service termination due to a Qualifying Termination, as defined below.
b.In the event the Grantee’s Service is terminated due to the Grantee’s death, any unvested portion of the Award will accelerate and vest in full on the date of the Grantee’s Service termination due to death.
c.In the event the Grantee’s Service is terminated due to a Qualifying Termination for a reason other than death, a pro-rata portion of the Award tranche eligible to vest on the next scheduled Vesting Date will accelerate and vest on the date of the Grantee’s Service termination due to the Qualifying Termination based on the ratio of (x) the number of full or partial months worked by the Grantee from the later of the Grant Date or the most recent scheduled Vesting Date prior to the Service termination date to (y) the total number of months from (1) the later of the Grant Date or the most recent scheduled Vesting Date prior to the Service termination date to (2) the next scheduled Vesting Date set forth on the first page of this document.
d.In the event the Grantee’s Service is terminated due to Retirement, any unvested portion of the Award will continue to vest on the scheduled Vesting Date(s) set forth on the first page of this document (unless the Committee specifies another vesting date, in its sole discretion, under Section 3.3(j) of the Plan or otherwise provided in the Plan or this Award Agreement). “Retirement” for purposes of this Award Agreement means the Grantee has either (A) reached age sixty (60) and completed five (5) years of Service with the Company or an Affiliate, including any years of Service with Eli Lilly & Company (“Lilly”) prior to the Company’s spin-off from Lilly (unless otherwise prescribed under Applicable Laws), or (B) completed thirty (30) years of Service with the Company or an Affiliate, including any years of Service with Lilly prior to the Company’s spin-off from Lilly (unless otherwise prescribed under Applicable Laws). The Committee, in its sole discretion, shall determine whether and when a Retirement has occurred.
e.For purposes of this Award Agreement, a “Qualifying Termination” means any one of the following:
i.the date the Grantee’s Service is terminated due to the Grantee’s death;
ii.the date the Grantee’s Service is terminated by reason of Disability;

iii.the date the Grantee’s Service is terminated due to a closing of a plant site or other corporate location;
iv.the date the Grantee’s Service is terminated due to the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions; or
v.the date the Grantee’s Service is terminated due to the elimination of the Grantee’s job position.
vi.The Committee, in its sole discretion, shall determine whether and when a Qualifying Termination has occurred and/or if a leave of absence or transfer of employment between the Company and an Affiliate or between Affiliates constitutes a termination of Service. Such determination shall be final and binding on the Grantee.

f. Any portion of the Award that does not vest pursuant to Section 2(a), 2(b), 2(c) or 2(d) shall be forfeited upon the Grantee’s termination of Service. Further, in the event the Grantee’s Service is terminated prior to a Vesting Date for any reason or in any circumstance other than those specified in Section 2(a), 2(b), 2(c) or 2(d) above, any unvested portion of the Award shall be forfeited.

Section 3. Option Exercise Period
This Option may be exercised from the Vesting Date to and including through the earliest of the following dates (the “Option Exercise Period”):
a.the Termination Date set forth on the first page of this Award Agreement (which generally applies under circumstances not covered by paragraphs (b) through (d) of this Section 3 (such as Retirement));
b.the one (1)-year anniversary of the date that the Grantee’s Service is terminated due to death or Disability;
c.the 90th day following the date that the Grantee’s Service is terminated due to a Qualifying Termination (other than death or Disability).
d.the 30th day following the date that the Grantee’s Service is terminated for any reason other than a Qualifying Termination or Retirement.

Section 4. Change in Control
The provisions of Section 13.2 of the Plan apply to this Award with the following modifications:

a.The only Change in Control event that shall result in a benefit under this Section 4 shall be the consummation of a merger, share exchange, or consolidation of the Company, as defined in Section 2.6(c) of the Plan (a “Transaction”).
b.In the event that the Award is not converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction, then immediately prior to the Transaction, the Award shall vest automatically in full.
c.In the event that the Award is converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction and the Grantee is subject to a Covered Termination (as defined below) prior to any applicable Vesting Date, the Award shall vest automatically in full. For purposes of this provision, “Covered Termination” shall mean a Qualifying Termination, Grantee’s termination without Cause or the Grantee’s resignation for Good Reason. “Cause” and “Good Reason” shall have the meanings ascribed to them in the Elanco Animal Health Incorporated 2018 Change in Control Severance Pay Plan for Employees or the Elanco Animal Health Incorporated 2018 Change in Control Severance Pay Plan

for Select Employees (both as amended from time to time) or any successor plan or arrangement thereto, as applicable.
d.If the Grantee is entitled to receive stock of the acquiring entity or successor to the Company as a result of the application of this Section 4, then references to Shares in this Award Agreement shall be read to mean stock of the successor or surviving corporation, or a parent or subsidiary thereof, as and when applicable.

Section 5. Exercise of Option
a.Exercise Price. The exercise price per Share subject to an Option shall be determined by the Committee and set forth in this Award Agreement; provided that the per-Share exercise price for any Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant.
b.Number of shares. The Grantee may exercise this Option by delivering to the Company or the exercise agent, as applicable, in accordance with Section 12(a), a notice of exercise in the form of a notice to be approved by the Company and made available to the Grantee.
c.Mode of payment. The following additional provisions apply, as applicable, depending on the mode of payment selected by the Grantee:
i.Cash Exercise. The Grantee may choose to pay the Option Price by delivering funds directly. In that event, the notice of exercise must be accompanied by cash, a personal check, or a cashier’s check in U.S. dollars in the amount of the Option Price and any required withholding for Tax-Related Items (as defined in Section 8 below). The notice of exercise must specify the number of Shares covered by the exercise. Once delivered, the notice of exercise shall be irrevocable. Upon receipt of the notice of exercise and payment of the Option Price, the Company shall deliver to the Grantee a statement of the fair market value of Shares on the exercise date and the amount of withholding for Tax-Related Items due, if any.
ii.Exercise using shares (stock swap). To the extent permitted by the Committee, the Grantee may exchange Shares owned by the Grantee whose current value covers the Option Price. The notice of exercise must state the number of Shares being exchanged as well as the number of Shares covered by the exercise. Any required withholding for Tax-Related Items must be paid by cash, a personal check, or a cashier’s check in U.S. dollars. Once delivered, the notice of exercise shall be irrevocable. Upon receipt of the notice of exercise, the Company shall deliver to the Grantee a statement of the fair market value of Shares on the exercise date and the amount of withholding for Tax-Related Items due, if any.
iii.Cashless Exercise. The Grantee may choose to pay the Option Price through a sale of Shares received upon exercise of this Option. The exercise agent, a financial or brokerage institution approved by the Company, shall execute such a sale. The exercise agent shall agree to pay on behalf of the Grantee the Option Price and any withholding for Tax-Related Items. At the election of the Grantee, the exercise agent shall either:
A.Sell, and retain the proceeds of, a sufficient number of Shares from the exercise to pay the Option Price, any withholding for Tax-Related Items, and transaction costs, with the remaining Shares and any cash balance to be delivered to the Grantee; or
B.Sell all the Shares exercised and deliver to the Grantee the cash balance remaining after deduction of the Option Price, any withholding for Tax-Related Items, and transaction costs.

iv.Net Exercise. The Grantee may choose to pay the Option Price through a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate fair market value that does not exceed the aggregate Option Price (plus withholding taxes, if applicable) and any remaining balance of the aggregate Option Price (and/or applicable withholding taxes) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Grantee by cash, a personal check, a cashier’s check in U.S. dollars, or other form of payment approved by the Committee.
d. Notice of exercise. The notice of exercise shall be delivered in accordance with procedures to be established by the Company and communicated to the Grantee. Once delivered, the notice shall be irrevocable except that an attempted exercise may be deemed null and void by the Company or the exercise agent in its discretion if it determines that the anticipated proceeds from the sale of the Shares subject to the Option could be insufficient to cover the Option Price, withholding for Tax-Related Items, and transaction costs.

e. Procedure for Exercise. An Option shall be deemed exercised when the Company receives: (i) a notice of exercise as specified in this Award Agreement, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment permitted by this Award Agreement. Shares issued upon exercise of an Option shall be issued in Grantee’s name.

Section 6. Rights of the Grantee

a.No Shareholder Rights until the Option Price is paid and taxes are withheld. The Company will not issue or transfer Shares upon exercise of this Option until the Option Price and any withholding for Tax-Related Items have been fully paid or the exercise agent has certified that it will make such payments in accordance with procedures satisfactory to the Company. The Grantee shall have no rights as a shareholder as to Shares covered by an exercise until the Shares are issued or transferred on the Company’s books. At the time the Grantee becomes the owner of the Shares covered by the exercise, Grantee shall cease to be the owner of any Shares exchanged in payment of the Option Price.
b.No Trust; Grantee’s Rights Unsecured. Neither this Award Agreement nor any action in accordance with this Award Agreement shall be construed to create a trust of any kind. The right of the Grantee to receive payments of cash or Shares pursuant to this Award Agreement shall be an unsecured claim against the general assets of the Company.

Section 7. Prohibition Against Transfer
The right of a Grantee to receive payments of Shares under this Award may not be transferred except to a duly appointed guardian of the estate of the Grantee or to a successor of the Grantee by will or the applicable laws of descent and distribution and then only subject to the provisions of this Award Agreement. A Grantee may not assign, sell, pledge, or otherwise transfer Shares or cash to which Grantee may be entitled hereunder prior to transfer or payment thereof to the Grantee, and any such attempted assignment, sale, pledge or transfer shall be void.

Section 8. Responsibility for Taxes
a.Regardless of any action the Company and/or the Grantee’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state, local and non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Option, the vesting of the Option, the exercise of the Option, the transfer and issuance of any Shares, the receipt of any dividends and the sale of any Shares acquired pursuant to this Award; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Grantee becomes subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
b.Prior to the applicable taxable or tax withholding event, as applicable, the Grantee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligations with regard to all Tax-Related Items by arranging for the sale of Shares to be issued upon exercise of the Award (on the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization or such other authorization as the Grantee may be required to provide to the Company or its designated broker in order for such sale to be effectuated) and withhold from the proceeds of such sale or by one or a combination of the following methods: (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, and/or (ii) any other arrangement approved by the Company and permissible under Applicable laws.
c.Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee may receive a refund of any over-withheld amount in cash as soon as practicable and without interest and will not be entitled to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Grantee will be deemed to have been issued the full number of Shares to which Grantee is entitled pursuant to this Award, notwithstanding that a number of Shares are withheld to satisfy the obligation for Tax-Related Items.
d.The Company may require the Grantee to pay the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of any aspect of this Award that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax-Related Items as described in this Section 8.

Section 9. Nature of Grant
In accepting the grant, Grantee acknowledges, understands and agrees that:
a.the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

b.the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Options, or benefits in lieu thereof, even if Options have been granted in the past;
c.all decisions with respect to future awards of Options or other awards, if any, will be at the sole discretion of the Committee;
d.the Grantee’s participation in the Plan is voluntary;
e.the Award and any Shares subject to the Award are not intended to replace any pension rights or compensation;
f.the Award and any Shares subject to the Award, and the income from and value of same, are not part of normal or expected compensation for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, leave pay, pension or welfare or retirement benefits or similar mandatory payments;
g.unless otherwise agreed with the Company, the Award and any Shares subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of an Affiliate;
h.neither the Award nor any provision of this Award Agreement, the Plan or the policies adopted pursuant to the Plan, confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of the Company or any Affiliate of the Company, the Award shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate;
i.the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
j.if the underlying Shares do not increase in value, the Option will have no value;
k.if the Grantee exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Option Price;
l.no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the Grantee ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of local labor laws in the jurisdiction where the Grantee is employed or the terms of Grantee’s employment agreement, if any);
m.for purposes of the Award, the Grantee’s employment will be considered terminated as of the date Grantee is no longer actively providing services to the Company, an Employer or an Affiliate and the Grantee’s right, if any, to earn and exercise any portion of the Award after such termination of employment or services (regardless of the reason for such termination and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any) will be measured by the date the Grantee ceases to actively provide services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing Services for purposes of the Award (including whether the Grantee may still be considered to be actively providing services while on a leave of absence);

n.unless otherwise provided in the Plan or by the Committee in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
o.none of the Company, the Employer or any Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Option or any amounts due to the Grantee pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

Section 10. Data Privacy
a.Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Grantee, and persons closely associated with the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent. Where required under Applicable Laws, Data may also be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure is the Applicable Laws.
b.Stock Plan Administration Service Providers. The Company transfers Data to UBS Financial Services Inc. and/or its affiliated companies (“UBS”), an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Grantee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
c.International Data Transfers. The Company and its service providers are based in the United States. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission and the United States have agreed upon a Trans-Atlantic Data Privacy Framework that is designed to protect employee data transferred from Europe to the United States. The Company’s legal basis, where required, for the transfer of Data is the Grantee’s consent.
d.Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
e.Data Subject Rights. The Grantee understands that data subject rights regarding the processing of Data vary depending on Applicable Law and that, depending on where the Grantee is based and subject to the conditions set out in such Applicable Law, the Grantee may have, without limitation, the right to (i) inquire whether and what kind of Data the Company holds about the Grantee and how it is processed, and to access or request copies of such Data, (ii) request the correction or supplementation of Data about the Grantee that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of the Grantee’s Data in certain situations where the Grantee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Data for legitimate interests, and (vi) request portability of the Grantee’s Data that the Grantee has actively or passively provided to the Company or the Employer (which does not include data derived or inferred from the collected data), where the processing of such Data is based on consent or the Grantee’s employment and is carried out by automated means. In case of concerns, the Grantee understands that Grantee may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Grantee’s rights, the Grantee understands that Grantee should contact Grantee’s local human resources representative.
f.Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke the Grantee’s consent, the Grantee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant this Award or other awards to the Grantee or administer or maintain such awards.
g.Declaration of Consent. By accepting the Award and indicating consent via the Company’s online acceptance procedure, the Grantee is declaring that Grantee agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

Section 11. Additional Terms and Conditions
a.Country-Specific Conditions. The Award shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
b.Insider Trading / Market Abuse Laws. The Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States and the Grantee’s country of residence, which may affect the Grantee’s ability to directly or indirectly, for the Grantee or for a third party, acquire or sell, or attempt to sell, or otherwise dispose of Shares or rights to acquire Shares (e.g., Options) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as determined under the laws or regulations in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee acknowledges that it is Grantee’s responsibility to comply with any applicable restrictions, and the Grantee should consult with Grantee’s personal legal advisor on this matter.
c.Imposition of Other Requirements; Clawback/Recovery. The Company reserves the right to impose other requirements on the Award and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to execute any additional agreements or undertakings that may be necessary to accomplish the foregoing. Without limitation to the foregoing, the Grantee agrees that the Option and any benefits or proceeds the

Grantee may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with any requirements imposed under Applicable Laws, or pursuant to any clawback or compensation recovery policy of the Company.
d.Non-Competition. This Section 11(d) shall apply only if the Grantee is an executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) and experiences a Qualifying Termination or Retirement that affects this Award.
i.The Grantee understands the global nature of the Company’s businesses and the effort the Company undertakes to develop and protect its business, goodwill, confidential information and competitive advantage. Accordingly, the Grantee recognizes and agrees that the scope and duration of the restrictions described in this provision are reasonable and necessary to protect the legitimate business interests of the Company. All payments and benefits to the Grantee under this Agreement are conditioned expressly on the Grantee’s compliance with the provisions of this Section 11(d). During the Grantee’s employment with the Company and for a period of one (1) year following the Grantee’s termination of employment for any reason, the Grantee shall not:

A.singly, jointly, or in any other capacity, in a manner that contributes to any research, design, development, strategy, marketing, promotion, or sales, or that relates to the Grantee’s employment with the Company, directly or beneficially engage in, manage, join, participate in the management, operation or control of, or work for (as an employee, a consultant or an independent contractor), or permit the use of the Grantee’s name by, or provide financial or other assistance to, any person or entity operating in the animal health industry that provides products or services that are the same or substantially similar to those provided by the Company or any Affiliate (a “Competitor”), provided that the foregoing shall not limit the Grantee from providing services or assistance to a subsidiary or affiliate of a Competitor in a situation in which the Grantee provides no services or assistance whatsoever to the subsidiary or affiliate that is a Competitor without the express written approval of the Chairman of the Board; or
B.provide any service or assistance to a Competitor (1) that is of the general type of service or assistance provided by the Grantee to the Company or any Affiliate, (2) that relates to any animal health work with which the Grantee was involved during the Grantee’s employment, or (3) in which there is a reasonable possibility that the Grantee may, intentionally or inadvertently, use or rely upon the Company’s or an Affiliate’s secret or confidential information.

Nothing in this Section 11(d) prohibits the Grantee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and the Grantee is not a controlling person of, or a member of a group that controls, such corporation.
This provision does not in any way restrict or impede the Grantee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Grantee shall promptly provide written notice of any such order to the Company’s CEO.

ii.If the Grantee breaches or threatens to breach the obligations described in this Section 11(d), the Company or its successors in interest shall have, in addition to all other remedies at law, the right to an injunction (without posting of bond to the extent legally permitted), specific performance, and other equitable relief to prevent violations of the Grantee’s obligations under this Section 11(d) (including but not limited to the ability to cease and/or recoup payments and benefits provided under this Agreement). In the event that the Grantee is found to have breached any provision set forth in this Section 11(d), the applicable time period shall be deemed tolled for so long as the Grantee was in violation of that provision.
iii.If a court of competent jurisdiction declares that any term or provision of this Section 11(d) is invalid or unenforceable, the Company and the Grantee intend that (A) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (B) the Company and the Grantee shall request that the court exercise that power, and (C) the Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

Section 12. Miscellaneous Provisions
a.Notices (and Payments) and Electronic Delivery and Participation. Any notice to be given by the Grantee or successor Grantee shall be in writing, and any notice or payment shall be deemed to have been given or made only upon receipt thereof by the Corporate Secretary of the Company at the Elanco Animal Health Global Headquarters, Greenfield, Indiana 46140, U.S.A. Any notice or communication by the Company in writing shall be deemed to have been given in the case of the Grantee if mailed or delivered to the Grantee at any address specified in writing to the Company by the Grantee and, in the case of any successor Grantee, at the address specified in writing to the Company by the successor Grantee. In addition, the Company may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. By accepting this Award, the Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
b.Language. Grantee acknowledges that Grantee is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Award Agreement. If the Grantee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
c.Waiver. The waiver by the Company of any provision of this Award Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of that provision or any other provision of this Award Agreement at any subsequent time or for any other purpose.
d.Severability and Section Headings. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity,

legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan. The section headings in this Award Agreement are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.
e.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying Shares. The Grantee should consult with Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

Section 13. Governing Law and Venue
The validity and construction of this Award Agreement shall be governed by the laws of the State of Indiana, U.S.A. without regard to laws that might cause other law to govern under applicable principles of conflict of laws. For purposes of litigating any dispute that arises under this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Indiana, and agree that such litigation shall be conducted in the courts of Hancock County, Indiana, or the federal courts for the United States for the Southern District of Indiana, and no other courts, where this Award is granted and/or to be performed.

Section 14. Option Subject to Acknowledgement of Acceptance
Notwithstanding any provisions of this Award Agreement, the Option is subject to acknowledgement of acceptance by the Grantee on or prior to 4:00 PM (EDT) on the 60th day after the Grant Date, through the website of UBS, the Company’s stock plan administrator. If the Grantee does not acknowledge acceptance of the Option to 4:00 PM (EDT) on or prior to the 60th day after the Grant Date, the Option will be cancelled, subject to the Committee’s discretion for unforeseen circumstances, provided, however, if the Grantee’s Service is terminated due to a Qualifying Termination prior to the 60th day after the Grant Date, the Option will not be cancelled and will be deemed accepted on behalf of the Grantee or the Grantee’s legal successor.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in Greenfield, Indiana, by its proper officer.

ELANCO ANIMAL HEALTH INCORPORATED

/s/Jeffrey N. Simmons
President, Chief Executive Officer and Director

Appendix to

Elanco Animal Health Incorporated
Nonqualified Stock Option Award

This Appendix may, from time to time, include special terms and conditions applicable to the Grantee’s country. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Award Agreement to which it is attached. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers employment or residency to a different country after the Award is granted, Elanco will, in its discretion, determine the extent to which the terms and conditions herein will apply. This Appendix also may include other information relevant to the Award.
Unless otherwise defined herein, the terms defined in the Plan or the Award Agreement, as applicable, shall have the same meanings in this Appendix.
The Grantee should be aware that Grantee may be required to take certain steps to comply with Applicable Laws in the Grantee’s country in connection with the Award. For example, exchange control, foreign asset and/or account and/or other tax reporting obligations may apply to the Grantee upon receipt of the Award or the Shares subject to the Award or upon the sale of Shares. For more information regarding such obligations, the Grantee should refer to the Employee Information Supplement for the Grantee’s country, if any. The Grantee should also consult with Grantee’s own personal tax and legal advisors to determine what, if any, obligations exist with respect to the Award and/or the acquisition or sale of Shares. Neither the Company nor the Employer is responsible for any failure on the part of the Grantee to be aware of or comply with Applicable Laws.
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